Exhibit 99

Marine Products Corporation Reports 2009 First Quarter Financial Results

ATLANTA, April 29, 2009 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2009.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2009, Marine Products generated net sales of $13,806,000, a 78.9 percent decrease compared to $65,542,000 last year.  The decrease in net sales was due to a decrease of 77.9 percent in the number of boats sold and additional costs recorded during the quarter of our winter retail incentive program.  Gross loss for the quarter was $58,000, compared to a gross profit of $13,464,000, or 20.5 percent of net sales, in the prior year.  The gross loss for the quarter was due to very low production levels and sales to dealers, which resulted in significant production inefficiencies, as well as the additional costs of retail incentives.  Unit sales among all models declined significantly compared to the prior year, although average gross selling price per boat was unchanged.

Operating loss for the quarter was $4,757,000, compared to an operating profit of $5,205,000 in the first quarter last year due to a gross loss partially offset by lower selling, general and administrative expenses.  Selling, general and administrative expenses in the first quarter of 2009 decreased by 43.1 percent due primarily to the variable nature of many of these expenses as well as ongoing cost reduction measures.

Net loss for the quarter ended March 31, 2009 was $2,486,000, a decrease compared to net income of $4,132,000 in the prior year.  The net loss was due to an operating loss and lower interest income, partially offset by an income tax benefit. Diluted loss per share for the quarter was $0.07, a decrease compared to $0.11 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer, stated, "Marine Products’ first quarter 2009 results reflect the very difficult environment in which the recreational boating industry finds itself, as the financial crisis of the fourth quarter of 2008 caused consumers to halt virtually all large discretionary purchases.  During the first quarter we worked closely with our dealers to manage their inventory levels and monitor their financial conditions.  We also held discussions with current and potential floorplan lenders regarding those relationships.  We made progress on dealer inventory reductions during the quarter, and dealer inventories at the end of the quarter were approximately 11 percent lower than at the end of 2008 and 35 percent lower than the same time last year.

1st Quarter 2009 Press Release

“The winter boat show season was weak overall, with average attendance and sales down by more than 30 percent.  Based on this important indicator as well as more current indicators from our dealers, we do not anticipate improvement in our business in the near term.  Our strategy is to produce an appropriate quantity of current-year models in order to meet firm demand and preserve the value of our brand names, while continuing a prudent amount of new model development for the 2010 model year.  To support this strategy, we are producing our current-year models at a very low but steady production level.  Also, we recently developed a new retail incentive program to be in effect during the 2009 spring retail selling season designed to reduce field inventory further.  The execution of these strategies requires that we build on our strength of strong capitalization as much as possible.   With this in mind, our Board of Directors voted to suspend Marine Products’ quarterly dividend at its regular meeting held yesterday.   With our enduring capital strength and management expertise, we believe that we are uniquely positioned to increase market share as other competitors do not have our stamina or ability to produce appealing products.”

Marine Products Corporation will hold a conference call today, April 29, 2009 at 8:00 a.m. EDT to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (866) 864-9123 or (973) 638-3430 and using the access code #92503482.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site (www.marineproductscorp.com) beginning approximately two hours after the call.  The rebroadcast will also be available until May 6, 2009 via telephone by calling (800) 642-1687 or (706) 645-9291 and using the access code #92503482.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

1st Quarter 2009 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our statements that the weak winter boat season as well as more current indicators from our dealers cause us to conclude that we do not anticipate improvement in our business in the near term; our strategy to produce an appropriate quantity of current-year models in order to meet firm demand and preserve the value of our brand names, while continuing a prudent amount of new model development for the 2010 model year; our plans to produce current-year models at a very low but steady production level; our plans for a new retail incentive program to be in effect during the 2009 spring retail selling season and the ability of this plan to reduce field inventory further; our belief that our capital strength and management expertise uniquely positions us to increase market share as other competitors do not have our stamina or our ability to produce appealing products; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2008.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

1st Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2009	2008	% BETTER (WORSE)
Net Sales	$13,806	$65,542	(78.9	) %
Cost of Goods Sold	13,864	52,078	73.4
Gross (Loss) Profit	(58)	13,464	NM
Selling, General and Administrative Expenses	4,699	8,259	43.1
Operating (Loss) Income	(4,757)	5,205	NM
Interest Income	455	563	(19.2)
(Loss) Income Before Income Taxes	(4,302)	5,768	NM
Income Tax (Benefit) Provision	(1,816)	1,636	NM
Net (Loss) Income	$(2,486)	$4,132	NM	%

(LOSS) EARNINGS PER SHARE
Basic	$(0.07)	$0.12	N/M	%
Diluted	$(0.07)	$0.11	N/M	%

AVERAGE SHARES OUTSTANDING
Basic	35,981	35,728
Diluted	35,981	36,504

1st Quarter 2009 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2009	2008
ASSETS
Cash and cash equivalents	$9,427	$8,130
Marketable securities	19,057	10,171
Accounts receivable, net	1,213	4,346
Inventories	19,408	32,412
Income taxes receivable	4,769	725
Deferred income taxes	913	2,843
Prepaid expenses and other current assets	1,218	1,925
Total current assets	56,005	60,552
Property, plant and equipment, net	14,192	15,622
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	27,034	38,798
Deferred income taxes	2,479	1,372
Other assets	4,324	6,647
Total assets	$107,807	$126,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,733	$6,967
Accrued expenses and other liabilities	12,508	18,778
Total current liabilities	14,241	25,745
Pension liabilities	4,984	5,467
Other long-term liabilities	444	488
Total liabilities	19,669	31,700
Common stock	3,690	3,644
Capital in excess of par value	-	-
Retained earnings	85,564	91,184
Accumulated other comprehensive (loss) income	(1,116)	236
Total stockholders' equity	88,138	95,064
Total liabilities and stockholders' equity	$107,807	$126,764